BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

April 23, 2021

BNY Mellon Investment Funds V, Inc.:

BNY Mellon Large Cap Equity Fund

240 Greenwich Street
New York, New York  10286

Re:       Expense Limitation

To Whom It May Concern:

Effective April 30, 2021 BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Large Cap Equity Fund (the "fund"), a series of BNY Mellon Investment Funds V, Inc. (the "Company"), as follows:

Until April 30, 2022, BNY Mellon Investment Adviser, Inc. will waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of none of the fund’s classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 0.90%. On or after April 30, 2022, BNY Mellon Investment Adviser, Inc. may terminate this expense limitation at any time.

This Agreement may only be amended by agreement of the Company, upon the approval of the Board of Directors and BNYM Investment Adviser, to lower the net amounts shown and may only be terminated prior to April 30, 2022 in the event of termination of the Investment Advisory Agreement between BNYM Investment Adviser and the Company on behalf of the fund.

                                                                        BNY MELLON INVESTMENT ADVISER, INC.

                                                                        By: /s/ James Bitetto
                                           James Bitetto

                                                                               Secretary

Accepted and Agreed To:

BNY MELLON INVESTMENT FUNDS V, INC.

By: /s/ James Windels

       James Windels

       Treasurer